Exhibit 5.1

As of July 1, 2020

Zomedica Pharmaceuticals Corp.

We have acted as Canadian counsel to Zomedica Pharmaceuticals Corp., a corporation organized under the laws of the Province of Alberta (the “Company”), in connection with the preparation of a prospectus supplement dated July 1, 2020 (the “Prospectus Supplement”), which Prospectus Supplement supplements the base prospectus of the Company dated January 30, 2019 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), and forms part of the Registration Statement of the Company (the “Registration Statement”) on Form S-3, Registration No. 333-228926, filed by the Company with the Securities and Exchange Commission (the “Commission”), pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

The Prospectus relates to the offer and sale (the “Offering”) of (i) 162,500,000 common shares (the “Shares”) of the Company (the “Common Shares”), (ii) Series D warrants to purchase up to 187,500,000 Common Shares (each a “Series D Warrant,” and each Common Share underlying a Series D Warrant is a “Series D Warrant Share”), and (iii) pre-funded warrants to purchase up to 25,000,000 Common Shares (each a “Pre-Funded Warrant,” and each Common Share underlying a Pre-Funded Warrant is a “Pre-Funded Warrant Share”).

The Offering is being effected:

(a)	with certain institutional investors who have entered into a securities purchase agreement dated July 1, 2020 with the Company (the “Purchase Agreement”), and the Purchase Agreement contemplates a form of the Pre-Funded Warrant (the “Pre-Funded Warrant Form”) and a form of the Series D Warrant (the “Series D Warrant Form”); and

(b)	with certain other investors who do not enter into a Purchase Agreement, and who will enter into oral purchase agreements (the “Oral Purchase Agreements”) to acquire either Shares and Series D Warrants or Pre-Funded Warrants and Series D Warrants under the Prospectus.

As Canadian counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced securities pursuant to the Offering, we have examined: (i) the Company’s Articles of Amalgamation and amendments thereto and By-laws, each as amended to date; (ii) certain resolutions of the Board of Directors of the Company, and a Pricing Committee of the Board of Directors of the Company, each relating to the issuance and sale of the Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Series D Warrants and the Series D Warrant Shares; (iii) the executed Purchase Agreement, as well as the proposed Pre-Funded Warrant Form and the proposed Series D Warrant Form; (iv) an Officer’s Certificate of the Company dated the date hereof as to certain factual matters related to the Company; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

2

We have also assumed that (i) the Purchase Agreement constitutes valid and binding obligations of the parties thereto, enforceable in accordance with its terms; (ii) the Pre-Funded Warrants, when executed and delivered by the Company, will conform to the Pre-Funded Warrant Form we have reviewed in all respects and will be valid and binding obligations of the parties thereto, enforceable in accordance with its terms; (iii) the Series D Warrants, when executed and delivered by the Company, will conform to the Series D Warrant Form we have reviewed in all respects and will be valid and binding obligations of the parties thereto, enforceable in accordance with its terms; (iv) the Oral Purchase Agreements with other investors who purchase either Shares and Series D Warrants, or Pre-Funded Warrants and Series D Warrants, pursuant to the Prospectus, will be valid and binding obligations of the parties thereto, enforceable against them in accordance with its terms; and (v) the Oral Purchase Agreements will provide for an unconditional purchase obligation by the applicable investors (who are not Canadian residents or persons or entities in Canada) in accordance with the Prospectus, to be conclusively evidenced by tendering the applicable purchase price in accordance with the Prospectus in exchange for the creation, issue and sale (as applicable) by the Company of the requested number of Shares and Series D Warrants, or Pre-Funded Warrants and Series D Warrants.

Based upon the foregoing, we are of the opinion that:

(a)	the Shares, when issued pursuant to the terms and conditions of the Purchase Agreement or the Oral Purchase Agreements, as applicable, including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable;

(b)	the creation, issuance and sale of the Pre-Funded Warrants and the Series D Warrants, to purchasers who purchase such securities pursuant to Purchase Agreements or Oral Purchase Agreements, have been duly authorized by the Company;

(c)	the Pre-Funded Warrant Shares, when issued upon due exercise of the Pre-Funded Warrants pursuant to the terms and conditions of the Pre-Funded Warrants, including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable; and

(d)	the Series D Warrant Shares, when issued upon due exercise of the Series D Warrants pursuant to the terms and conditions of the Series D Warrants, including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable..

Our opinion is given as of the date hereof and we assume no obligation to update our opinion. Further, our opinion is provided only to the addressee, and we have no responsibility or obligation to consider the accuracy or the correctness of this opinion to any other person other than the addressee.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the securities covered by the Prospectus Supplement while the Registration Statement is in effect and the Prospectus is available for such offer, sale and issuance, as applicable.

3

We are authorized to practice law in the Province of Alberta. The opinions set forth in this letter are limited solely to the laws of the Province of Alberta and the laws of Canada applicable therein, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated July 1, 2020 and which is incorporated by reference into the Registration Statement, and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters”. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

Fasken Martineau DuMoulin LLP